Xilinx Updates June Quarter Guidance

SAN JOSE, Calif., July 2 /PRNewswire-FirstCall/ -- Xilinx, Inc. (Nasdaq: XLNX) today provided updated financial guidance for the June quarter of fiscal 2010.

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  June quarter sales are expected to be down approximately 5% sequentially. This is a revision from previous sales guidance of down 4% to up 4% sequentially. The shortfall in sales is primarily due to supply constraints on certain Virtex-5 devices that are in high demand. We currently expect most of the existing delinquency issues to be resolved in the September quarter.
  Gross margin guidance of 61% to 63% and operating expense guidance of flat to slightly down sequentially remain unchanged.

No conference call will be held in conjunction with this guidance revision. Additional commentary pertaining to the quarter will be available when the company reports its first quarter financial results on July 15, 2009. To receive Xilinx press releases automatically via email, please sign up for a push email alert, which is available from our investor relations website at: http://www.investor.xilinx.com.

This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect,” “may,” “will,” “could,” “believe,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar words. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. We undertake no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including the general health of global economies as well as of the semiconductor industry, the health of our end markets and our customers' customers, our ability to forecast end customer demand, customer acceptance of our new products, the ability of our customers to manage their inventories, the ability of our foundry suppliers to deliver sufficient wafer volumes in a timely manner, sufficient wafer and test capacity, a high dependence on turns business, more customer volume discounts than expected, greater product mix changes than anticipated, fluctuations in manufacturing yields, our ability to deliver product in a timely manner, our ability to successfully manage production at multiple foundries, variability in wafer pricing, and other risk factors listed in our most recent Form 10-K.

About Xilinx

Xilinx, Inc. (Nasdaq: XLNX) is the worldwide leader of programmable logic solutions. Additional information about Xilinx is available at http://www.xilinx.com.

Xilinx, the Xilinx logo, Virtex, Spartan, ISE, and other brands designated herein are trademarks of Xilinx in the United States and other countries. All other trademarks are the property of their respective owners.

Investor Relations Contact:
Lori Owen
Xilinx, Inc.
(408) 879-6911
ir@xilinx.com

CONTACT: Investor Relations, Lori Owen of Xilinx, Inc., +1-408-879-6911, ir@xilinx.com